SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 11, 2000

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing the opening of a facility in Columbia, Maryland, the Company's seventh in the Greater Baltimore-Washington, D.C. metropolitan area.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated October 11, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: October 12, 2000	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Contacts:	Alan H. Buckey, CFO LCA-Vision Inc. (513) 792-9292	The Dilenschneider Group Joel Pomerantz (Media) (212) 922-0900

Lippert / Heilshorn & Associates, Inc. Bruce Voss (IR) or Zachary Bryant (IR) (310) 575-4848

LCA-VISION OPENS

LASIKPLUS CENTER IN COLUMBIA, MARYLAND

BALTIMORE/WASHINGTON AREA'S SEVENTH LASIKPLUS SITE SERVES

METRO POPULATION OF OVER 7.3 MILLION

CINCINNATI, October 11, 2000 -- LCA-Vision Inc., a leading national provider of laser vision correction services, today announced the opening of a facility in Columbia, Maryland, the company's seventh in the Greater Baltimore-Washington, D.C. metropolitan area. The estimated population of the Baltimore-Washington Consolidated Metro Statistical Area (CMSA) currently exceeds 7.3 million.

LCA-Vision also operates value-priced LasikPlus centers in Baltimore, Annapolis, Bethesda, and Rockville, Maryland, as well as in Alexandria and Falls Church, Virginia.

Commenting on the new facility, Stephen Joffe, chairman and CEO of LCA-Vision, said: "Columbia completes our schedule of LasikPlus openings for the year 2000 two months ahead of plan. Earlier this year, we accelerated our schedule of openings to accommodate growing consumer demand.

"Laser vision correction continues to be the nation's most widely performed elective surgical procedure with market growth exceeding 50 percent annually and the Greater Baltimore-D.C. metro area represents one of the nation's premier markets for laser vision correction."

He noted that a major marketing effort has already been launched for all the centers in the region focusing on LasikPlus as the best choice for laser vision correction. Consumers can choose between different technologies and service levels to meet their needs.

Year-to-date, LCA-Vision has opened 13 new LasikPlus centers. The company now owns and operates 33 facilities in the U.S. plus two in Canada and one in Europe.

In addition to its U.S., Canadian and European centers, LCA-Vision is currently licensing its business model to Japan's Rei Corporation, which has already opened the first LasikPlus center in Tokyo.

For additional information, please visit our websites at www.lca-vision.com and www.lasikplus.com.

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This release contains forward-looking statements that are subject to risks and uncertainties including but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.